SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.           )

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Amerada Hess Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

March 27, 2006

Dear Stockholder:

       The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 3, 2006, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

       You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

       It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Many stockholders will also be able to vote their shares by using a toll-free telephone number or over the internet. Please check your proxy card to see which methods are available to you and related instructions. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board

and Chief Executive Officer

AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 3, 2006, at 2:00 P.M.

To the Stockholders:

      The annual meeting of stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 3, 2006, at 2:00 P.M., local time, for the following purposes:

1.	To elect four directors for the ensuing three-year term (pages 2 to 26 of proxy statement);

2.	To act upon the ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as independent auditors (pages 26 and 27);

3.	To act upon a proposed amendment to the company’s Restated Certificate of Incorporation adopted and recommended by the board of directors of the company to change the name of the company to Hess Corporation (page 28);

4.	To act upon a proposed amendment to the company’s Restated Certificate of Incorporation adopted and recommended by the board of directors of the company to increase the number of shares of common stock which the company has authority to issue to 600,000,000 shares and the total number of shares of all classes of stock which the company has authority to issue to 620,000,000 shares (pages 29 to 31);

5.	To act upon a proposal to approve the performance incentive plan for senior officers of the company in order to permit the deductibility of certain compensation expense under Section 162(m) of the Internal Revenue Code (pages 32 and 33); and

6.	To transact any other business which properly may be brought before the meeting.

       All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 13, 2006 will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry

Secretary

New York, New York

March 27, 2006

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy, or to use the telephone or internet method of voting, so that if you are unable to attend the meeting your shares can be voted.

AMERADA HESS CORPORATION

PROXY STATEMENT

       The enclosed proxy is solicited by the board of directors of Amerada Hess Corporation for use at the annual meeting of stockholders on May 3, 2006, at 2:00 P.M., local time.

       The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being sent to stockholders is March 27, 2006.

       Holders of record of common stock of the company at the close of business on March 13, 2006 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 13, 2006, there were 93,460,419 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

       If you are a registered stockholder, you can simplify your voting by using the internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the instruction sheet attached to the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card enclosed with this proxy statement.

       Proxies in the form enclosed will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein,

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2006,

•	for the proposal to amend the company’s Restated Certificate of Incorporation to change the name of the company,

•	for the proposal to amend the Restated Certificate of Incorporation of the company to increase the number of authorized shares of common stock to 600,000,000 shares and the number of all classes of stock to 620,000,000 shares, and

•	for the proposal to approve the performance incentive plan for senior officers of the company.

       You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

       At the annual meeting, four directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

       The following table presents information as of February 1, 2006 on the nominees for election as directors of the company and the directors continuing in their respective terms of office:

Nominees for Director

Class III

For the three-year term expiring in 2009

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

John B. Hess	Chairman of the Board and Chief Executive Officer	51	1978	—

Craig G. Matthews	Former Vice Chairman and Chief Operating Officer, KeySpan Corporation (gas distribution, electrical generation and energy service company) Former Chief Executive Officer, President and Director, NUI, Inc. (natural gas distribution company)	62	2002	National Fuel Gas Company

Risa Lavizzo-Mourey	President and Chief Executive Officer, The Robert Wood Johnson Foundation	51	2004	Beckman Coulter Inc.

Ernst H. von Metzsch	Managing Member, Cambrian Capital, L.P. (investment firm); Former Senior Vice President and Partner, Wellington Management Company (investment company)	66	2003	—

Members of Board of Directors Continuing in Office

Class I

Term expiring in 2007

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Nicholas F. Brady	Chairman, Choptank Partners, Inc. (investment firm); Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (investment banking firm)	75	1994	Director or trustee of various Franklin Templeton mutual funds Weatherford International Ltd.

J. Barclay Collins II	Executive Vice President and General Counsel	61	1986	—

Thomas H. Kean	President, THK Consulting, LLC; Former President, Drew University; Former Governor of the State of New Jersey	70	1990	ARAMARK Corporation Franklin Resources, Inc. The CIT Group, Inc. The Pepsi Bottling Group UnitedHealth Group Incorporated

Frank A. Olson	Former Chairman of the Board and Chief Executive Officer, The Hertz Corporation	73	1998	White Mountains Insurance Group Ltd. Director or trustee of various Franklin Templeton mutual funds

Class II

Term expiring in 2008

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Edith E. Holiday	Operating Trustee, TWE Holdings I and II Trusts (hold interests in Time Warner Entertainment L.P. and shares of Time Warner Inc. and Time Warner Cable Inc.); Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury	53	1993	Canadian National Railway Company H.J. Heinz Company RTI International Metals, Inc. White Mountains Insurance Group Ltd. Director or trustee of various Franklin Templeton mutual funds

John J. O’Connor	Executive Vice President; President, Worldwide Exploration and Production	59	2001	—

F. Borden Walker	Executive Vice President; President, Marketing and Refining	52	2004	—

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Robert N. Wilson	Chairman, Caxton Health Holdings LLC (investment firm); Former Vice Chairman of the Board of Directors, Johnson & Johnson	65	1996	Charles Schwab Corporation

       All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Mr. O’Connor was president of worldwide exploration and production and a senior vice president of Texaco Inc. from January 1998 until October 2001, when he was employed by the company. Mr. Matthews served as president and chief executive officer of NUI, Inc. from February 2004 until December 2004. He served as vice chairman and chief operating officer of KeySpan Corporation from March 2001 to March 2002 and as its president and chief operating officer from 1999 to 2001. Mr. Olson retired as chief executive officer of The Hertz Corporation at the end of 1999 and as chairman in 2003. Prior to being named president and chief executive officer of The Robert Wood Johnson Foundation in January 2003, Ms. Lavizzo-Mourey served as a senior vice president of the foundation from April 2001 and prior thereto as a professor of medicine and director of the Institute on Aging at the University of Pennsylvania. In December 2002, Mr. von Metzsch withdrew from the partnership of Wellington Management Company, of which he had been a partner since 1979. Mr. Wilson retired as vice chairman of Johnson & Johnson in 2003 and became chairman of Caxton Health Holdings LLC in 2004.

       John B. Hess, Nicholas F. Brady and Thomas H. Kean may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

       The board of directors has affirmatively determined that Mr. Brady, Ms. Holiday, Mr. Kean, Ms. Lavizzo-Mourey, Mr. Matthews, Mr. Olson, Mr. von Metzsch and Mr. Wilson are independent within the meaning of rules and standards of the New York Stock Exchange. The board determined that these directors not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board affirmatively determined that service by Messrs. Brady and Kean as executors of the estate of Leon Hess and as trustees of certain related trusts does not impair their independence because there are no factors relating to such service that would exert influence on their decisions with respect to matters affecting the company.

       The board has approved a set of corporate governance guidelines in accordance with rules of the New York Stock Exchange. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the New York Stock

Exchange and the Securities and Exchange Commission applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and the principal accounting officer. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

       The board of directors met 12 times in 2005, at eight regularly scheduled meetings and four special meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2005.

       Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the corporate governance and nominating committee, Nicholas F. Brady, presides at these meetings.

Stockholder Communications

       Any stockholder who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors may do so by writing to them in care of the Chairperson of the Corporate Governance and Nominating Committee, Amerada Hess Corporation, P.O. Box 2694, Easton, Maryland 21601. The stockholders may also communicate directly to the chairperson of this committee by e-mail to directors@hess.com. Communications sent by mail or e-mail will be reviewed by the chairperson of the corporate governance and nominating committee and will be referred for resolution and response as deemed appropriate by the chairperson. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

       The company expects all directors to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

Audit Committee

       The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Craig G. Matthews, Risa Lavizzo-Mourey and Frank A. Olson. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The board has also determined that Craig G. Matthews is the “audit committee financial expert” as this term is defined under applicable rules of the Securities and Exchange Commission. The audit committee met six times in 2005. In addition, the audit committee held four telephone conference calls in 2005 with management and independent auditors to review quarterly financial results.

       The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. A copy of the charter is available on the company’s website at www.hess.com and is available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence, and

•	the company’s environmental, health, safety and social responsibility programs and compliance.

Compensation and Management Development Committee

       The compensation and management development committee of the board of directors is composed of Thomas H. Kean, Chairman, Nicholas F. Brady, Frank A. Olson, Ernst H. von Metzsch and Robert N. Wilson. The board has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. This committee met four times in 2005.

       The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	approve the compensation of the company’s chief executive officer,

•	monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long- term incentive plans,

•	review management development and succession programs, and

•	prepare the annual report on executive compensation for the company’s proxy statement.

Corporate Governance and Nominating Committee and Consideration of Stockholder Recommended Candidates

       The corporate governance and nominating committee is composed of Nicholas F. Brady, Chairman, Edith E. Holiday and Thomas H. Kean. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. The corporate governance and nominating committee met twice in 2005.

       The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

       This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by Securities and Exchange Commission rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

       The committee meets to recommend nominees for election at each annual meeting early in the year, generally at a February meeting. From time to time throughout the year, in advance of that meeting, members of the committee will be furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

       Each of the nominees for election at the 2006 annual meeting was initially recommended either by the non-management directors on the corporate governance and nominating committee (or its predecessor committee) or the chief executive officer. The committee currently does not retain a search firm to identify potential candidates and has not paid fees to any third parties to assist in identifying or evaluating potential nominees.

Certain Litigation

       Purported class actions that have been consolidated are pending in the United States District Court for the District of New Jersey against certain executive officers and former executive officers of the company alleging that these individuals sold shares of the company’s common stock in advance of the company’s acquisition of Triton Energy Limited (“Triton”) in 2001 in violation of federal securities laws. The company is advancing expenses to the individuals named in the above actions in accordance with its by-laws to defend these actions.

Section 16(a) Beneficial Ownership Reporting Compliance

       On October 7, 2005, the company filed a Form 4 on behalf of Mr. Howard Paver, senior vice president of the company, reporting the sale on October 4, 2005 of 2,050 shares of the company’s common stock. The sale should have been reported on a Form 4 filed by October 6, 2005. On December 9, 2005, the company filed a Form 4 on behalf of Mr. Robert Strode, senior vice president of the company, reporting the sale on April 5, 2005 of 1,984 shares of the company’s common stock. The sale should have been reported by April 7, 2005. In each case these sales were made to satisfy tax liabilities upon vesting of shares of restricted stock and the late filings were due to miscommunication between the company and the agent administering the restricted stock program.

Report of the Audit Committee

       The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent auditors are responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

       In fulfilling its oversight responsibilities, the audit committee reviewed the audited December 31, 2005 financial statements of the company with management and the independent auditors. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent auditors. In addition, the committee has received from the independent auditors the annual independence disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

       During 2005, the audit committee met with management, the internal auditors and independent auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations,

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures,

•	issues raised on the company’s hotline reporting system, and

•	all other applicable matters required to be discussed under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

The audit committee also met separately with the independent auditors and the internal auditors without management present.

       In reliance on the reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as independent auditors for 2006. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman

Edith E. Holiday
Risa Lavizzo-Mourey
Craig G. Matthews
Frank A. Olson

Executive Compensation and Other Information

   Summary of Compensation

       The following table sets forth information on compensation paid or accrued for each of the last three completed fiscal years to the chief executive officer and the four other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other	stock	underlying		All other
				annual	award(s) ($)	options/	LTIP	compensation ($)
Name and principal position	Year	Salary ($)	Bonus ($)*	compensation ($)	**	SARs (#)	payouts ($)	***

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

John B. Hess,	2005	1,100,000	3,300,000	—	3,415,060	114,000	—	12,600
Chairman of the	2004	1,000,000	2,900,000	—	2,897,200	120,000	—	12,300
Board and	2003	1,000,000	2,250,000	—	—	—	—	12,000
Chief Executive
Officer

J. Barclay Collins,	2005	725,000	725,000	—	1,078,440	36,000	—	12,600
Executive Vice	2004	700,000	675,000	—	1,086,450	45,000	—	12,300
President and	2003	650,000	650,000	—	—	—	—	12,000
General
Counsel

John J. O’Connor,	2005	975,000	2,000,000	—	2,516,360	84,000	—	12,600
Executive Vice	2004	900,000	1,600,000	—	2,172,900	90,000	—	12,300
President and	2003	750,000	1,300,000	—	—	—	—	12,000
President,
Worldwide
Exploration
and Production

F. Borden Walker,	2005	750,000	750,000	—	1,123,375	37,500	—	12,600
Executive Vice	2004	700,000	700,000	—	1,086,450	45,000	—	12,300
President and	2003	650,000	500,000	—	—	—	—	12,000
President,
Marketing
and Refining

John P. Rielly,	2005	575,000	375,000	—	718,960	24,000	—	12,600
Senior Vice	2004	550,000	300,000	—	724,300	30,000	—	12,300
President and	2003	500,000	250,000	—	—	—	—	12,000
Chief Financial
Officer

*	The cash bonuses shown above for each year are paid early in the following year.

**	At December 31, 2005, the named executives each held shares of restricted common stock, subject to vesting pursuant to the company’s incentive plan, in the following amounts and having the following aggregate market values at such date:

Mr. Hess	178,000 shares	$22,573,960
Mr. Collins	67,000 shares	$8,496,940
Mr. O’Connor	148,000 shares	$18,769,360
Mr. Walker	67,500 shares	$8,560,350
Mr. Rielly	38,000 shares	$4,819,160

To the extent paid on the company’s common stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid with interest at short-term market rates to the named executives.

***	Amounts shown in column (i) represent matching contributions of the company credited to the named executive officers under the company’s employees’ savings and stock bonus plan.

Stock Options

       On February 2, 2005, the compensation and management development committee approved awards of non-qualified stock options. No stock appreciation rights were granted to executive officers for 2005. The following table sets forth information concerning individual grants of stock options made under the incentive plan for the last fiscal year to each of the named executive officers:

Option/SAR Grants In Last Fiscal Year*

	Individual Grants

	Number of	Percent of total
	securities	options/SARs	Exercise
	underlying	granted to	or base		Grant date
	options/SARs	employees in	price	Expiration	present
Name	granted (#)	fiscal year	($/Sh)	date	value ($)**
(a)	(b)	(c)	(d)	(e)	(f)

John B. Hess,	114,000	10.41	89.87	2/2/15	3,464,460
Chairman of the Board and Chief Executive Officer
J. Barclay Collins,	36,000	3.29	89.87	2/2/15	1,094,040
Executive Vice President
John J. O’Connor,	84,000	7.67	89.87	2/2/15	2,552,760
Executive Vice President
F. Borden Walker,	37,500	3.42	89.87	2/2/15	1,139,625
Executive Vice President
John P. Rielly,	24,000	2.19	89.87	2/2/15	729,360
Senior Vice President

*	This table includes information about stock options awarded by the compensation and management development committee effective February 2, 2005 as part of compensation in respect of the last fiscal year. One-third of these options becomes exercisable on February 2, 2006, one-third becomes exercisable on February 2, 2007 and one-third becomes exercisable on February 2, 2008, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control. At the discretion of the committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. The options remain exercisable until February 2, 2015, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates before these options become exercisable, they will be forfeited.

**	The grant date present values shown in the above table have been determined using the Black-Scholes option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected life of seven years for each option; volatility of 30.0%; risk-free rate of return of 3.93%; and dividend yield of 1.34%.

      The following table sets forth information as to the named executives regarding the values of unexercised options under the incentive plan as of the end of the last fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Number of
			shares	Value of
			underlying	unexercised
	Shares		unexercised	in-the-money
	acquired		options/SARs	options/SARs
	on		at FY-end (#)	at FY-end ($)
	exercise	Value	(exercisable/	(exercisable/
Name	(#)	realized ($)	unexercisable)	unexercisable)
(a)	(b)	(c)	(d)	(e)

John B. Hess, Chairman of the Board and Chief Executive Officer	329,000	15,201,493	665,000/194,000	46,141,600/8,563,500
J. Barclay Collins, Executive Vice President	33,000	1,592,310	152,000/66,000	10,025,740/2,961,900
John J. O’Connor, Executive Vice President	—	—	130,000/144,000	8,494,700/6,367,200
F. Borden Walker, Executive Vice President	—	—	165,000/67,500	11,282,000/3,017,325
John P. Rielly, Senior Vice President	—	—	45,000/44,000	2,614,850/1,974,600

   Retirement Plans

       The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the company’s employees’ pension plan, a qualified defined benefit pension plan and a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the company, that would otherwise be paid to participants under the pension plan but for limitations imposed by the Internal Revenue Code:

Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35	40

$900,000	$216,000	$288,000	$360,000	$432,000	$504,000	$576,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000	1,152,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000	2,304,000
4,500,000	1,080,000	1,440,000	1,800,000	2,160,000	2,520,000	2,880,000

       A participant’s remuneration covered by the pension plan is the greater of:

(i)	twelve times the participant’s average monthly compensation (as reported on an annual basis in columns (c) and (d) of the summary compensation table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 120 months immediately preceding the participant’s retirement date, and

(ii)	the participant’s average annual compensation in any three calendar years during the ten calendar years immediately preceding the participant’s retirement date.

       A participant’s remuneration covered by the supplemental plan is determined solely by reference to clause (ii) above.

       Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the pension plan. Covered compensation for the named executives as of December 31, 2005 was: Mr. Hess: $3,850,000; Mr. Collins: $1,375,000; Mr. O’Connor: $2,508,333; Mr. Walker: $1,350,000 and Mr. Rielly: $850,000.

       The years of credited service for the named executives under the pension plan and, except for Messrs. O’Connor, Walker and Rielly, the supplemental plan as of February 1, 2006 are as follows: Mr. Hess, 28 years; Mr. Collins, 21 years; Mr. O’Connor, 4 years; Mr. Walker, 9 years and Mr. Rielly, 5 years. As of February 1, 2006, Messrs. O’Connor, Walker and Rielly had 37 years, 28 years and 21 years, respectively, of credited service under the supplemental plan pursuant to determinations of the compensation and management development committee that gave Messrs. O’Connor, Walker and Rielly credit for 33 years, 19 years and 16 years, respectively, of prior service with previous employers for purposes of determining benefits under the supplemental plan. However, retirement benefits payable to Messrs. O’Connor, Walker and Rielly in connection with their prior employment will be deducted from benefits payable under the supplemental plan.

Employment Contracts, Termination of Employment and Change of Control Arrangements

       The company has entered into change of control termination benefit agreements with executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if the executive is actually or constructively terminated within 24 months following a change in control, as defined in the agreements. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for the named executive officers (other than Mr. Rielly) and two times for Mr. Rielly and all other officers with whom such agreements were entered into.

       In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs. The executive is also entitled to receive continuation of medical, dental and other welfare benefits for 24 months following termination (36 months in the case of the named executive officers). The agreements provide for immediate vesting of retirement benefits upon termination and certain other ancillary benefits.

       For purposes of these agreements, constructive termination includes a reduction in base salary or target annual bonus or a material adverse change in the nature or scope of the executive’s authorities or responsibilities.

       Awards granted to employees under the incentive plan, including the named executive officers, are subject to accelerated vesting and, at the compensation and management development committee’s discretion, cash-out upon the occurrence of a change of control, as defined in the incentive plan.

       Messrs. O’Connor, Walker and Rielly have agreements with the company which provide credit for prior service and determine benefits payable under the company’s nonqualified supplemental retirement plan, as more fully described above under “Retirement Plans.”

      Directors’ Compensation

       Each director who is not an employee of the company or any of its subsidiaries receives an annual fee of $75,000 for membership on the board of directors and a fee of $2,000 for each board of directors’ and stockholders’ meeting attended. These directors receive an additional annual fee of $4,000 for membership on each committee of the board of directors on which such director serves, except for audit committee members who each receive an annual fee of $7,500, and a fee of $2,000 for each committee meeting, and in the case of audit committee members each conference call, attended. The chairperson of each committee receives an annual fee of $5,000, except for the chairman of the audit committee, who receives an annual fee of $10,000. The members of the executive committee are John B. Hess, Chairman,

Nicholas F. Brady, Thomas H. Kean and Robert N. Wilson. Mr. Hess is an employee of the company and receives no additional compensation for serving on any committee of the board of directors.

       In addition, each non-employee director receives 500 shares of common stock, generally in the beginning of each year. These awards are made from treasury shares purchased by the company in the open market. Also, in lieu of cash from the company, directors instruct the company to purchase on their behalf 500 shares of common stock each year. The company has adopted a stock ownership guideline requiring directors to own 5,000 shares of the company’s common stock within six years of their first election to the board, or within two years of adoption of the guideline, whichever is later.

      Compensation Committee Report on Executive Compensation

       The compensation and management development committee of the board of directors is responsible for approving and administering the company’s compensation policies for executive officers and approving the compensation of the chief executive officer of the company.

       Executive Compensation Policies. The company’s executive compensation policies are designed to attract and retain executives and motivate them to achieve the company’s business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards.

       Cash Compensation. The company’s goal is to target total cash compensation, using a combination of salary and cash bonus, at the 75th percentile of that of a group of surveyed industrial companies, if specified performance metrics are met. This level of cash compensation was selected in recognition of the company’s need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. The company’s goal is to rely increasingly on cash bonuses in an effort to relate a greater portion of cash compensation to performance.

       Salary. In determining salary levels for executive officers, the compensation and management development committee considers the following subjective and quantitative factors:

•	job level and responsibility,

•	individual performance,

•	recent corporate performance, success in implementing corporate strategy and long-term goals and development of future strategies, and

•	the objective of targeting cash compensation at the company’s desired percentile benchmark.

For 2005, the committee relied on two surveys:   first, a survey of 372 industrial companies, including two companies also included in the peer group discussed under

“Performance Graph,” and a survey comprising 14 major oil and gas companies including five companies also included in the peer group.

       Cash Bonus. The annual cash bonus plan approved by the committee for 2005 for executive officers, including the named executive officers, has both quantitative and qualitative elements. A target bonus was established for each executive officer. For corporate officers, including the named executive officers, one-third of the target bonus is based on attainment of a specified target level of a quantitative corporate performance measure, net income before interest and special items, one-third is based on attainment of specified business unit metrics and the remaining one-third is based on individual performance and other qualitative factors.

       The weightings were developed to provide for a quantifiable performance incentive, but also to permit discretion to adjust compensation to recognize individual performance. Payouts may range from 0% to 150% of each component of the target bonus, based on the percentage attainment of the corporate and business unit performance measures and, with respect to the individual performance component, the committee’s determination of an appropriate amount.

       In 2005, the company achieved 150% of the corporate performance goal. Achievement of business unit performance metrics in 2005 varied. The individual performance component was adjusted to result in total bonuses for executive officers averaging approximately 129% of target bonus levels. This component of each individual’s bonus was adjusted up or down from the average payout to reflect differences in performance among individuals. The committee believes that the average 129% payout appropriately reflects continued improvement in the company’s performance in 2005. Among the 2005 highlights were:

•	net income of $1.24 billion, the highest in the company’s history,

•	increase in year-end proved reserves and extension of the company’s reserve life,

•	continued progress on development projects which will drive further production and reserve growth,

•	strong operational and financial performance of marketing and refining operations, and

•	continued strengthening of the company’s financial position, with the company’s debt to capitalization ratio improving to 37.6%.

       Long-Term Compensation — Incentive Plan. The incentive plan, which was amended and restated in 2004 to increase the number of shares available for awards by 7.5 million shares, and approved by the board of directors and later by stockholders, was developed to align senior management’s compensation more closely with the interests of stockholders. The incentive plan provides the compensation and management development committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The com-

mittee believes that a plan of this type affords the committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value.

       While awards under the incentive plan to executive officers have been primarily option-based, the committee has also determined that grants of restricted stock, vesting after a period of years, are useful to support retention of employees. The committee believes that the combination of these two types of stock awards gives executives considerable incentive to maximize long-term financial growth for shareholders. The annual aggregate grant levels depend on the company’s performance as well as oil industry and general industry benchmarks. Individual awards are based on market benchmarks, grade level and individual performance.

       Management Stock Ownership Guidelines. In order to further promote an identity of interest between management and stockholders, following approval and recommendation by the committee, in 2005 the board of directors approved management stock ownership guidelines for corporate officers of the company. The guidelines require that each officer attain a specified level of ownership of shares of the company’s common stock equal to a multiple of the officer’s salary within the later of five years from the date of adoption of the guidelines or the officer’s first election to his or her office. For the chief executive officer, the level of ownership is five times base salary, for executive vice presidents, four times base salary, for senior vice presidents, three times base salary and for vice presidents, one times base salary. The committee has authority to determine the types of stockholdings that will be counted for determining stock ownership and otherwise to administer the guidelines.

       Deductibility of Compensation Expense for Named Executive Officers. The performance-based nature of stock options permits any compensation paid in respect of options to a named executive officer in any fiscal year in excess of one million dollars to be deductible by the company for federal income tax purposes under section 162 of the Internal Revenue Code. Currently, however, compensation paid in respect of restricted stock and cash compensation in excess of one million dollars to the named executive officers in any year is not deductible under this section. For this reason, in 2005 the committee approved the performance incentive plan for senior officers, subject to approval by the shareholders at the annual meeting. As more fully described in the following pages, the purpose of this plan is to limit awards of incentive cash compensation and restricted and deferred stock granted to the named executive officers in any year based on the company’s financial performance for the preceding year. The terms and conditions of this plan are intended to assure that these awards will be deductible for federal income tax purposes as qualified performance-based compensation under section 162(m) of the Internal Revenue Code. The plan is not intended to increase the level of awards beyond the level that the committee would otherwise approve. The committee believes that adoption of the plan is in the best interests of stockholders.

       Long-Term Compensation — 2005 Awards. In February 2005, the committee granted a combination of stock options and restricted stock to executive officers of the company. The restricted stock vests in three years from the date of grant and the options vest pro rata over a three-year period. The committee believes this combination provides incentives to executives to maximize shareholder value and also helps to retain individuals necessary for the future growth and profitability of the company. The aggregate number of shares awarded to all executive officers and participating employees was approximately 1.4 million, approximately 90% of the award level in 2004. Awards to executive officers on average are targeted to deliver long-term equity compensation near the 75th percentile of such compensation as established in the benchmark surveys. The lower level of shares awarded for 2005 in part reflected the increase in the company’s share price in 2005.

       Compensation of the Chief Executive Officer. Mr. Hess’ cash compensation for 2005 was established in the manner discussed above for all executive officers. Mr. Hess’ combined salary and bonus for 2005 were below the 75th percentile cash compensation benchmark for chief executive officers as determined from the surveys.

       In approving stock awards shown in the summary compensation table to Mr. Hess for 2005, the committee followed the principles set forth above in establishing long-term compensation for all executive officers for 2005. Based on comparative analysis of long-term compensation as published in the benchmark surveys, the total grant date value of Mr. Hess’ incentive stock awards was below the 75th percentile benchmark for chief executive officers as determined from the surveys.

       The committee concluded that Mr. Hess’ 2005 total compensation was reasonable compared with that of his peers and was an appropriate level of compensation reflecting the company’s financial and operational achievements in 2005 and the continued progress in 2005 to position the company for sustainable profitable growth.

       Conclusion. The committee believes that the company’s compensation philosophy and programs align with the interests of the company and shareholders, link compensation to corporate performance, assist in attracting and retaining talented executives, and are reasonable and effective.

       The committee will continue to monitor the company’s programs to ensure effectiveness and alignment with corporate performance.

Thomas H. Kean, Chairman

Nicholas F. Brady
Frank A. Olson
Ernst H. von Metzsch
Robert N. Wilson

   Performance Graph

       Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the company’s common stock with the cumulative total return, assuming reinvestment of dividends, of:

•	Standard & Poor’s 500 Stock Index, which includes the company, and

•	a peer group (Peer Group) selected in good faith by the company, consisting of Anadarko Petroleum Corporation, Apache Corporation, Devon Energy Corporation, Kerr-McGee Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation,

as of each December 31, over a five-year period commencing on December 31, 2000 and ending on December 31, 2005:

Total Shareholder Returns

(Dividends Reinvested)
Years ended December 31

	Base
	Period
Company Name/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05

Amerada Hess Corporation	100	87.01	77.97	77.17	121.46	188.89
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
Peer Group	100	88.10	83.89	112.90	147.53	220.98

       Two companies formerly included in the peer group, Burlington Resources, Inc. and Unocal Corporation, were acquired in 2005 and therefore deleted from the peer group.

Ownership of Voting Securities by Certain Beneficial Owners

       The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

		Amount and
	Name and address	nature of
	of beneficial	beneficial		Percent
Title of class	owner	ownership(a)		of class

Common Stock	John B. Hess	12,863,326	(b)(c)(d)(e)	13.70
	Nicholas F. Brady	6,981,946	(b)(c)(g)	7.49
	Thomas H. Kean	6,923,809	(b)(c)(h)	7.43
	John Y. Schreyer	6,908,640	(b)(d)(f)(i)	7.39
	c/o Amerada Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Common Stock	FMR Corp.	9,002,794	(j)	9.68
	Edward C. Johnson 3d c/o FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109

Common Stock	Dodge & Cox	5,175,265	(k)	5.6
	555 California Street, 40th Fl. San Francisco, California 94104

       (a) The information in this table and in the notes thereto was obtained, with respect to FMR Corp. and Dodge & Cox, from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 2006. Information with respect to Messrs. Hess, Brady, Kean and Schreyer is as of February 1, 2006, and with respect to FMR Corp. and Dodge & Cox is as of December 31, 2005. The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Schreyer should not be added because they reflect shared beneficial ownership.

       (b) This amount includes 4,265,136 shares held by a charitable lead annuity trust established under the Will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Schreyer, Brady and Kean.

       (c) This amount includes 2,652,073 shares held by a limited partnership. Messrs. Hess, Brady and Kean serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

       (d) This amount includes 2,145,627 shares held by the Hess Foundation, Inc. of which Messrs. Hess and Schreyer are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Schreyer.

       (e) This amount includes:

•	365,332 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	485,880 shares held by five trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee or co-trustee and has sole voting power and as to 277,791 of which shares he has sole dispositive power and as to 208,089 of which shares he has shared dispositive power,

•	210,000 shares held in escrow under the company’s incentive plan as to which Mr. Hess has voting but not dispositive power,

•	703,000 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	15,559 shares vested in the name of Mr. Hess under the employees’ savings and stock bonus plan as to which he has sole dispositive power and as to 7,969 shares of which he has sole voting power,

•	41,525 shares currently issuable upon conversion of 50,000 shares of the company’s mandatory convertible preferred stock held by Mr. Hess, as to which he has sole voting and dispositive power only upon conversion of such preferred shares,

•	901,071 shares held by a trust of which Mr. Hess is a co-trustee and as to which he has sole voting power and shared dispositive power,

•	42,425 shares held by a trust of which Mr. Hess is a co-trustee and has shared voting and dispositive power,

•	790,626 shares held by Mr. Hess’ siblings and five trusts for the benefit of Mr. Hess’ siblings as to which Mr Hess has sole voting power and as to 544,108 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others, and

•	245,072 shares held by a trust for the benefit of Mr. Hess and his heirs, of which Mr. Hess’ spouse is trustee, but as to which he has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others.

       (f) This amount includes:

•	32,064 shares owned directly by Mr. Schreyer, as to which he has sole voting and dispositive power,

•	40,000 shares underlying options to purchase common stock, as to which Mr. Schreyer has no voting or dispositive power until they are acquired upon exercise of the options,

•	1,662 shares currently issuable upon conversion of 2,000 shares of the company’s mandatory convertible preferred stock held by Mr. Schreyer, as to which Mr. Schreyer has sole voting and dispositive power only upon conversion of such preferred shares, and

•	50,426 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

       (g) This amount includes 34,500 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, 2,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power and 16,610 shares currently issuable upon conversion of 20,000 shares of the company’s mandatory convertible preferred stock held by Mr. Brady, as to which he has sole voting and dispositive power solely upon conversion of such preferred shares. This amount also includes 8,305 shares currently issuable upon conversion of 10,000 shares of the company’s mandatory convertible preferred stock held by a charitable foundation, and 3,322 shares issuable upon conversion of 4,000 shares of such preferred stock held by two trusts of which Mr. Brady is a co-trustee, in each case as to which Mr. Brady shares voting and dispositive power only upon conversion of such preferred shares.

       (h) This amount includes 6,600 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

       (i) This amount includes 373,725 shares currently issuable upon conversion of 450,000 shares of the company’s mandatory convertible preferred stock held by a trust of which Mr. Schreyer is co-trustee. Mr. Schreyer shares voting and dispositive power with respect to shares held by this trust only upon conversion of the preferred shares.

       (j) These shares represent the total number of shares reported as beneficially owned in a joint filing on Schedule 13G by the above listed reporting persons. These shares include 618,294 shares as to which one or more of such beneficial owners have sole voting power and 9,002,794 shares as to which one or more of them have sole dispositive power. FMR Corp. controls Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, which is the beneficial owner of 8,526,083 shares of common stock as a result of acting as investment adviser to various registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 266,496 shares of common stock. FMR Corp. also controls Strategic Advisors, Inc., a wholly-owned subsidiary and registered investment adviser which is the beneficial owner of 12,715 shares of common stock.

       Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., through their ownership of voting common stock and the execution of a shareholders’ voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

       Fidelity International Limited, a Bermudan company (“FIL”) and investment adviser to various investment companies and certain international investors, is a beneficial owner of 197,500 shares of common stock. A partnership controlled by Edward C. Johnson and members of his family owns approximately 38% of the voting power of this company. FMR Corp. made its filing on Schedule 13G on a voluntary basis as if all of the shares of this company are beneficially owned by FMR Corp. and this company.

       (k) This amount includes 4,857,615 shares as to which such beneficial owner has sole voting power, 52,900 shares as to which such beneficial owner has shared voting power, and 5,175,265 shares as to which such beneficial owner has sole dispositive power.

Ownership of Equity Securities by Management

       The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the company on February 1, 2006. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock.

       Individual amounts and percentages shown for Messrs. Brady, Hess, and Kean cannot be added because they reflect shared beneficial ownership of shares as explained in footnote (b) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

			Percent of
			outstanding	Of total number of
			shares of	shares beneficially
	Total number of shares		common stock	owned, number of
Name	beneficially owned(a)		owned	option shares

Nicholas F. Brady	6,981,946	(b)	7.49	—
J. Barclay Collins II	290,268		—	164,000
John B. Hess	12,863,326	(c)	13.70	703,000
Edith E. Holiday	5,600		—	—
Thomas H. Kean	6,923,809	(d)	7.43	—
Risa Lavizzo-Mourey	2,500		—	—
Craig G. Matthews	5,041		—	—
John J. O’Connor	330,000		—	158,000
Frank A. Olson	7,900		—	—
Ernst H. von Metzsch	13,000		—	—
John P. Rielly	99,206		—	53,000
F. Borden Walker	278,603		—	177,500
Robert N. Wilson	17,070		—	—
All directors and executive officers as a group	14,459,183		15.28	1,456,833

(a) These figures include 1,767 shares vested in the name of Mr. Collins, 15,559 shares vested in the name of Mr. Hess, 1,206 shares vested in the name of Mr. Rielly, 1,238 shares vested in the name of Mr. Walker, and 23,946 shares vested for all executive officers and directors as a group under the employees’ savings and stock bonus plan. These individuals and the group have dispositive power but generally do not have voting power over these shares. However, shares purchased with each such individual’s own contributions will be voted by the plan trustee in accordance with such individual’s written instructions. These amounts also include 76,000 shares held in escrow under the incentive plan for

Mr. Collins, 210,000 shares held in escrow under this plan for Mr. Hess, 172,000 shares held in escrow under this plan for Mr. O’Connor, 45,000 shares held in escrow under this plan for Mr. Rielly, 77,500 shares held in escrow under this plan for Mr. Walker and 814,900 shares held in escrow under this plan for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b) See footnotes (b), (c) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c) See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(d) See footnotes (b), (c) and (h) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The audit committee has selected the firm of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending December 31, 2006. Ernst & Young LLP has acted for the company in this capacity since November 1, 1971. The board proposes that the stockholders ratify this selection at the annual meeting.

       If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the audit committee.

       Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

      Independent Auditor Fee Information

       Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2005	2004

Audit Fees	$7,395	$8,191
Audit-Related Fees	802	1,118
Tax Fees	533	3,109
All Other Fees	48	18

Total	$8,778	$12,436

       Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

       Ernst & Young’s fees for audit-related services include pension and savings plan audits, accounting consultations, acquisition reviews, and consultations on internal accounting controls.

       Tax fees include tax compliance services and United States and international tax advice and planning in 2004 and 2005. The 2004 tax fees also include expatriate tax services. During 2004, the audit committee approved the company’s decision to transfer expatriate tax compliance services to another firm commencing in 2005.

       All other fees principally include insurance advisory services.

       As part of its responsibility for oversight of the independent auditor, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent auditors, Ernst & Young LLP. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditor is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent auditor. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent auditors.

PROPOSAL TO CHANGE THE NAME OF THE COMPANY

       In March 2006, the board of directors adopted a resolution to amend Article First of the company’s Restated Certificate of Incorporation to change the name of the company from Amerada Hess Corporation to Hess Corporation. The board of directors has determined the amendment to be advisable and recommends stockholders vote to approve the amendment. The following is the text of Article First of the company’s Restated Certificate of Incorporation, as proposed to be amended:

       FIRST:      The name of the corporation is Hess Corporation.

       Approval of the amendment will require the affirmative vote of a majority of the outstanding shares of common stock of the company. Abstentions and broker non-votes will effectively be votes against the proposal.

       The company believes that the proposed name change will promote simplicity and standardization with the company’s brand. The HESS brand is firmly established in the company’s marketing and refining operations and is readily recognized by its customers and suppliers and the communities in which the company operates. All of the company’s signage at its retail sites, terminals and in its advertising and its promotional materials for marketing and refining operations refer only to the Hess name. The Hess name has come to identify the company even more firmly in the minds of consumers through the popular HESS toy truck holiday promotion.

       The Hess name is also increasingly identified with its exploration and production activities, where signage at exploration and production offices and operations is principally the HESS logo. As the company’s exploration and production operations become more global, the company believes changing its name to conform with the HESS logo will eliminate confusion over its identity.

       The company believes that changing its name to Hess Corporation will promote a clearer corporate identity aligned with its established HESS brand. For this reason, the board of directors recommends a vote FOR the proposal to change the name of the company.

PROPOSAL TO AMEND THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK FROM 200 MILLION TO 600 MILLION

       The board of directors is seeking stockholder approval for an amendment to the company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200 million shares to 600 million shares (the “Amendment”). The board of directors recommends a vote for the proposal to approve this amendment. Approval of the amendment will require the affirmative vote of a majority of the outstanding shares of common stock of the company. Abstentions and broker non-votes will effectively be votes against the proposal.

       The primary purpose of the Amendment is to provide the board of directors with sufficient flexibility to effect a stock split in the form of a stock dividend, while maintaining sufficient authorized but unissued shares for other corporate purposes. If the amendment is approved by stockholders, the board of directors intends to declare a stock dividend to effect a three-for-one stock split at its meeting immediately following the annual meeting of stockholders. The company does not have sufficient authorized and unissued shares to effect the stock split without adopting the Amendment. The proposed increase in authorized shares is in the same proportion as the contemplated three-for-one stock split.

       The proposed stock split in the form of a stock dividend is likely to proportionally reduce the market price per share of the company’s common stock. The board of directors believes that such a reduction may benefit shareholders by improving the liquidity of the market for the company’s common stock. The board of directors believes that increasing the authorized number of shares of common stock through the Amendment would improve the company’s flexibility to issue common stock for a variety of other corporate purposes, such as to make acquisitions through the use of stock, to raise capital through the issuance of common stock or of securities that are convertible into common stock and, subject to applicable stockholder approval requirements, to adopt additional equity-based employee benefit plans or to reserve additional shares for issuance under such plans and under plans of any companies the company may acquire. If stockholders approve the Amendment, the additional authorized shares of common stock may be used for each or any of these purposes.

       The company currently anticipates approximately 186,921,000 shares of common stock will be issued as a dividend. As of March 13, 2006, the company had 93,460,419 shares of common stock issued and outstanding. The company has no treasury shares. As of such date, 6,356,620 shares were subject to outstanding equity compensation awards such as stock options and restricted stock awards (which are treated as outstanding shares) and an additional 3,938,700 shares were reserved for additional awards under the company’s equity compensation plan. In addition, 11,414,428 common shares were reserved for issuance upon conversion of two outstanding series of the company’s preferred stock.

       If the Amendment is approved, equitable adjustments will be made, as of the effective date of the stock split, in the number and price of shares reserved for issuance under the company’s equity compensation plan and the company’s convertible preferred stock. Also, the board has no intention to increase the aggregate quarterly dividend payable on the company’s common stock in connection with the Amendment, and therefore if the Amendment is approved and the stock split is effected, the dividend payable on each share of common stock will be reduced in the same proportion as the stock split.

       Other than the proposed stock split in the form of a stock dividend and for issuances under the company’s employee benefit plans and under outstanding employee stock options and other forms of equity-based compensation, the board of directors has no immediate plans, understandings, agreements or commitments to issue additional common stock for any purposes. No additional action or authorization by the company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or by New York Stock Exchange or other applicable rules. The company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors. Because the company’s Restated Certificate of Incorporation does not confer on the company’s stockholders preemptive rights with respect to common stock, should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares.

       The Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. For example, in the event of a hostile attempt to take over control of the company, it may be possible for the company to endeavor to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The Amendment may have the effect of permitting the company’s current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the company’s business. However, the board of directors is not aware of any attempt to take control of the company, and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device. This proposal is not made in response to any effort of which the company is aware to accumulate its stock or to obtain control of the company nor does the company intend to use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes in control of management. Moreover, since the proposed increase in authorized common stock is proportional to the contemplated three-for-one stock split and it is expected that the market price of a share of the company’s common stock will be reduced proportionately, the board of directors does not believe that it would be more costly to acquire control of the company following the adoption of the Amendment than it would have been prior to adoption.

       The board of directors has adopted resolutions setting forth the Amendment in the form of an amendment to Article Fourth of the company’s Restated Certificate of Incorporation, has determined the Amendment to be advisable and is recommending that stockholders approve the Amendment.

       The following is the text of Article Fourth of the company’s Restated Certificate of Incorporation, as proposed to be amended:

       FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 620,000,000 shares of which 20,000,000 shares shall be shares of Preferred Stock, of the par value of $1 per share (“Preferred Stock”), and 600,000,000 shares shall be shares of common stock, of the par value of $1 per share (“Common Stock”).

       If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The board of directors retains discretion under Delaware law not to implement the Amendment or the stock split, even if the Amendment is approved by the stockholders. If the board of directors were to exercise such discretion, the number of authorized shares would remain unchanged.

       The board of directors recommends a vote FOR the proposal to amend the company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from two hundred million (200,000,000) to six hundred million (600,000,000).

PROPOSAL TO APPROVE THE PERFORMANCE INCENTIVE PLAN

FOR SENIOR OFFICERS

       In December 2005, the compensation and management development committee of the board of directors approved the Amerada Hess Corporation performance incentive plan for senior officers (the “Plan”), subject to shareholder approval. Approval will require the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered votes cast.

       The purpose of the Plan is to limit awards of incentive cash compensation and restricted or deferred stock granted to the chief executive officer and other designated senior officers in any year based on the company’s financial performance for the preceding year. The terms and conditions of the Plan are intended to assure that the awards will be deductible for federal income tax purposes as qualified performance-based compensation under section 162(m) of the Internal Revenue Code. This Plan is designed to condition and limit participants’ actual awards based on the financial performance of the company, not to increase awards above the levels that the committee would otherwise approve.

       The committee has the authority to designate the senior officers of the company who will participate in the Plan. The participants are expected to include the company’s chief executive officer and the company’s four other named executive officers. Within the first 90 days of each year (the “performance year”), the committee will establish each participant’s maximum awards for the year following the performance year (the “award year”) expressed as a percentage of the company’s adjusted cash flow from operations for the performance year. No participant’s maximum awards percentage may exceed 1% of adjusted cash flow from operations for the performance year, and the maximum awards percentages of all participants may not exceed 5% of adjusted cash flow from operations for the performance year.

       The term “adjusted cash flow from operations” is defined as the excess of net cash provided by operating activities (excluding changes in other operating assets and liabilities), as shown in the statement of consolidated cash flows in the audited consolidated financial statements of the company for the performance year (see, e.g., page 47 of the company’s 2005 Form 10-K), over $550 million, unless the committee specifies a higher amount for any performance year.

       After the company’s independent auditors have completed their audit of the company’s financial statements for a performance year, and before any award is made to any participant during the next following award year, the committee will certify the company’s adjusted cash flow from operations for the performance year. Each participant’s combined awards of incentive cash compensation and restricted or deferred stock for that award year may not exceed that participant’s maximum awards percentage for the performance year multiplied by the company’s adjusted cash flow from operations for the performance year, as certified by the committee. For this purpose, awards of restricted or deferred stock will be valued based on the closing price of the company’s common stock on the New York Stock Exchange on the last trading day before the date of the award.

       The Plan gives the committee unlimited discretion to reduce each participant’s combined awards of incentive cash compensation and restricted or deferred stock below the maximum awards permitted under the Plan. Because of this unlimited discretion, awards that will hereinafter be granted to or received by the company’s chief executive officer and the company’s other named executive officers, as well as awards that would have been received by such individuals for 2005 if the Plan had been in effect, are not presently determinable. See Summary Compensation Table on page 11 for the awards the committee actually determined to pay to the company’s named executive officers for 2005.

       The committee, which is composed of “outside directors” who are “disinterested persons” as such terms are respectively defined under section 162(m) of the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, has the sole authority to approve awards under the Plan, and its actions with respect to the Plan shall be final, binding, and conclusive on all persons.

       As required by section 162(m), the Plan provides that no awards will be made to any senior officer who has been designated as a Plan participant unless the material terms of the Plan are disclosed to and approved by the company’s shareholders.

       If approved by the shareholders, the Plan will be effective for awards made in 2007 for the 2006 performance year, and for awards made in subsequent years. The board of directors believes that the Plan is consistent with good governance practices generally and that Plan approval is in the best interests of shareholders.

       The board of directors recommends a vote FOR approval of the Plan.

OTHER MATTERS

       The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

       The cost of preparing and mailing this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

       Proposals which stockholders wish to include in the company’s proxy materials relating to the 2007 annual meeting of stockholders must be received by the company no later than November 27, 2006. Notice of any stockholder proposal for the 2007 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 10, 2007.

       It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

GEORGE C. BARRY
Secretary

New York, New York
March 27, 2006

AMERADA HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 2006

       The undersigned hereby appoints JOHN B. HESS and JOHN J. O’CONNOR, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 3, 2006, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Item 1 and FOR Proposals 2, 3, 4 and 5 on the reverse side of this card.

Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.
AMERADA HESS CORPORATION
(Continued and to be signed on reverse side.)	P.O. BOX 11188 NEW YORK, N.Y. 10203-0188

AMERADA HESS CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/ahc		1-866-874-4881

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

1-866-874-4881
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒
Votes must be indicated (X) in Black or Blue ink.

The Board of Directors recommends a vote FOR all nominees and a vote FOR Proposals 2, 3, 4 and 5.

1.	Election of the following nominees as Directors for three-year terms expiring in 2009.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 - J.B. Hess, 02 - C.G. Matthews, 03 - R. Lavizzo-Mourey, 04 - E.H. von Metzsch

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2006.	☐	☐	☐

3.	Proposal to change the name of the company to Hess Corporation.	☐	☐	☐
4.	Proposal to amend the company’s restated certificate of incorporation to increase the number of authorized shares of common stock to 600,000,000 shares.	☐	☐	☐

5.	Proposal to approve the performance incentive plan for senior officers.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Indicate Address Change and/or Comments on the back of the card and Mark Here	☐

S C A N   L I N E

Date	Share Owner sign here	Co-Owner sign here